Exhibit j(2)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]

November 1, 2000

VIA EDGAR

Pilgrim Bank and Thrift Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Re:  Pilgrim Bank and Thrift Fund, Inc.
     (File Nos. 333-33445 and 811-4504)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 10 to the Registration Statement of Pilgrim Bank and Thrift Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert, Price & Rhoads

Dechert, Price & Rhoads